Exhibit 99.1

Anworth Announces Second Quarter 2009 Financial Results

Second Quarter 2009 Highlights:

  Anworth earned $32.5 million in Core Earnings, or $0.31 per diluted share, a 3% increase in diluted earnings per share over the first quarter of 2009
  Book value per share increased to $7.30 at June 30, 2009, from $6.66 at March 31, 2009
  Leverage ratio decreased to 5.1x at June 30, 2009, from 6.1x at March 31, 2009
  Series B Preferred Stock conversion rate will increase to 3.0035 shares of common stock from 2.9075 shares

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 29, 2009--Anworth Mortgage Asset Corporation (NYSE: ANH) reported today Core Earnings available to common stockholders of $32.5 million, or $0.31 per diluted share, for the quarter ended June 30, 2009, consisting primarily of $34 million of net income less $1.5 million of dividends paid to our preferred stockholders. This compares to Core Earnings of $29.3 million for the quarter ended March 31, 2009, or $0.30 per diluted earnings per share. “Core Earnings” represents a non-GAAP financial measure which we define as GAAP net income excluding any impairment losses or recoveries. For the quarter ended June 30, 2009, there were no impairment losses or recoveries.

Our investments consist primarily of agency mortgage-backed securities, or Agency MBS, which constituted 99.9% of our portfolio at June 30, 2009.

At June 30, 2009, our Agency MBS portfolio at fair value was approximately $5.37 billion and was allocated as follows: approximately 20% adjustable-rate Agency MBS; approximately 63% hybrid adjustable-rate Agency MBS; approximately 17% fixed-rate Agency MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs.

At June 30, 2009, the current yield on our Agency MBS portfolio was 5.35%, based on a weighted average coupon of 5.42% divided by the average amortized cost of 101.36%, as compared with a yield of 5.40% at March 31, 2009, based on a weighted average coupon of 5.47% divided by the average amortized cost of 101.36%. During the quarter ended June 30, 2009, the unamortized premium was $67.3 million, or 1.3% of the par value, as compared with $71.5 million, or 1.3% of the par value, during the quarter ended March 31, 2009. During the quarter ended June 30, 2009, the expense of amortizing the agency securities premium was approximately $4.15 million, as compared with $4.5 million during the quarter ended March 31, 2009.

During the quarter ended June 30, 2009, the fair value of our Non-Agency MBS portfolio declined to approximately $5.8 million from a fair value of approximately $6.7 million at March 31, 2009.

During the quarter ended June 30, 2009, the constant prepayment rate, or CPR, of our Agency MBS and Non-Agency MBS was approximately 17% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 15%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid mortgage assets, the weighted average term to the next interest rate reset date was 26 months.

At June 30, 2009, the outstanding repurchase agreement balance was $4.49 billion with an average interest rate of 0.53% and an average maturity of 44 days. After adjusting for interest rate swap transactions, the average interest rate was 2.46% and the average maturity was 371 days. At June 30, 2009, Agency MBS with a fair value of $4.9 billion had been pledged under the repurchase agreements. At December 31, 2008, the outstanding repurchase agreement balance was $4.66 billion with an average interest rate of 2.07% and an average maturity of 34 days. After adjusting for interest rate swap transactions, the average interest rate was 3.25% and the average maturity was 422 days. At December 31, 2008, Agency MBS with a fair value of $5.2 billion had been pledged under the repurchase agreements.

At June 30, 2009, our Agency MBS portfolio of $5.37 billion was financed with $4.49 billion of repurchase agreements, resulting in a leverage multiple of 5.1x, as compared with a leverage multiple of 7.5x at December 31, 2008. The leverage multiple is based on total stockholder’s equity plus the Series B Preferred Stock and the junior subordinated notes.

At June 30, 2009, we had interest rate swap agreements with a notional amount of $2.48 billion, which represents approximately 55% of our outstanding repurchase agreements, as compared with interest rate swap agreements with a notional amount of $2.68 billion, which represented approximately 57% of our outstanding repurchase agreements, at December 31, 2008.

During the quarter ended June 30, 2009 and relative to average earning assets, interest income earned was 5.22%, amortization of premium was (0.30)% and the average cost of funds on repurchase agreements and derivative instruments was 2.46%, resulting in a net interest rate spread of 2.47%. During the quarter ended March 31, 2009 and relative to average earning assets, interest income earned was 5.29%, amortization of premium was (0.33)% and the average cost of funds on repurchase agreements and derivative instruments was 2.79%, resulting in a net interest rate spread of 2.17%.

At June 30, 2009, stockholders’ equity available to common stockholders of Anworth was approximately $759.6 million, or $7.30 per share, based on 104.1 million shares of common stock outstanding at quarter end. The $759.6 million equals total stockholders’ equity of $808.5 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $30.1 million and the proceeds from its sale of $28.1 million.

On July 10, 2009, our board of directors declared a quarterly common stock dividend of $0.32 per share, which is payable on August 19, 2009 to our holders of record of common stock as of the close of business on July 24, 2009. When we pay a cash dividend during any quarterly fiscal period to our common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on our Series B Preferred Stock), the conversion rate on our Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Stock Information” page of our web site at http://www.anworth.com). As a result of this dividend, the conversion rate had increased on July 27, 2009 from 2.9075 shares of our common stock to 3.0035 shares of our common stock.

The Company will host a conference call at 5:00 p.m. Eastern Time on July 29, 2009 to discuss second quarter 2009 results. The dial-in number for the conference call is 800-659-2037 for U.S. and Canadian callers (international callers should dial 617-614-2713) and the passcode is 28626986. Replays of the call will be available for a 7-day period commencing at 7:00 PM Eastern Time. The dial-in number for the replay is 888-286-8010 for U.S. and Canadian callers (international callers should dial 617-801-6888) and the passcode is 28462643. The conference call will also be webcast over the Internet, which can be accessed on Anworth’s web site at http://www.anworth.com through the corresponding link located on the home page.

Investors interested in participating in Anworth’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) or receiving a copy of the Plan’s prospectus may do so by contacting the Plan Administrator, American Stock Transfer & Trust Company, at 877-248-6410. For more information about the Plan, interested investors may also visit the Plan Administrator’s website at http://www.investpower.com or the Company’s website at http://www.anworth.com.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by the U.S. Government, such as Ginnie Mae, or guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2009	2008
	(unaudited)

ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$4,900,347	$5,164,178
Agency MBS at fair value	468,394	137,966
Paydowns receivable	5,141	5,296
	5,373,882	5,307,440
Non-Agency MBS:
Non-Agency MBS at fair value	5,828	7,337
Cash and cash equivalents	516	131,970
Reverse repurchase agreements	79,000	-
Derivative instruments at fair value	641	-
Interest and dividends receivable	25,080	26,081
Prepaid expenses and other	7,628	4,314
Total Assets:	$5,492,575	$5,477,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$23,306	$26,268
Repurchase agreements	4,487,000	4,665,000
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	102,178	138,592
Dividends payable on Series A Preferred Stock	1,011	1,011
Dividends payable on Series B Preferred Stock	471	471
Dividends payable on common stock	-	23,445
Accrued expenses and other	4,640	675
Total Liabilities:	$4,655,986	$4,892,842
Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($30,138 and $30,138, respectively); 1,206 and 1,206 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	$28,096	$28,096

Stockholders' Equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 200,000 shares, 104,103 and 90,462 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	1,041	905
Additional paid-in capital	932,917	851,588
Accumulated other comprehensive loss consisting of unrealized losses and gains	37,570	(101,940)
Accumulated deficit	(208,432)	(239,746)
Total Stockholders' Equity:	$808,493	$556,204
Total Liabilities and Stockholders' Equity:	$5,492,575	$5,477,142

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Interest income:
Interest on Agency MBS	$67,111	$73,872	$134,006	$141,450
Interest on Non-Agency MBS	72	320	147	740
Other income	67	125	112	527
	67,250	74,317	134,265	142,717
Interest expense:
Interest expense on repurchase agreements	28,796	44,976	60,834	93,371
Interest expense on junior subordinated notes	402	566	857	1,261
	29,198	45,542	61,691	94,632
Net interest income	38,052	28,775	72,574	48,085
Net gain (loss) on derivative instruments	-	273	107	(6)
Expenses:
Compensation and benefits	(3,116)	(2,388)	(6,177)	(4,079)
Other expenses	(906)	(936)	(1,733)	(1,711)
Total expenses	(4,022)	(3,324)	(7,910)	(5,790)
Income from continuing operations	34,030	25,724	64,771	42,289
Income from discontinued operations	-	78	-	90
Net income	$34,030	$25,802	$64,771	$42,379
Dividend on Series A Cumulative Preferred Stock	(1,011)	(1,011)	(2,022)	(2,022)
Dividend on Series B Cumulative Convertible Preferred Stock	(471)	(471)	(942)	(942)
Net income to common stockholders	$32,548	$24,320	$61,807	$39,415
Basic earnings per common share:
Continuing operations	$0.32	$0.30	$0.62	$0.52
Discontinued operations	-	-	-	-
Total basic earnings per common share	$0.32	$0.30	$0.62	$0.52
Diluted earnings per common share:
Continuing operations	$0.31	$0.29	$0.61	$0.51
Discontinued operations	-	-	-	-
Total diluted earnings per common share	$0.31	$0.29	$0.61	$0.51
Basic weighted average number of shares outstanding	102,344	82,191	99,177	75,950
Diluted weighted average number of shares outstanding	105,849	85,125	102,682	78,884

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com